AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT ("Agreement"), made and entered into as of this ___ day of November, 2005, by and among AM RADIO 1370, INC., a corporation organized under the laws of the State of Utah ("Seller"), and BROADCASTING CORPORATION OF AMERICA, a corporation organized under the laws of the State of Nevada ("Buyer").

W I T N E S S E T H:

WHEREAS, Buyer and Seller entered into an Asset Purchase Agreement dated June 29, 2005 for the sale and purchase of the assets and license of Station KUPA(AM), FCC Facility No. 26441, Pearl City, Hawaii (the "Station"); and

WHEREAS, the Federal Communications Commission ("FCC") granted consent to the assignment on August 18, 2005 (the "FCC Grant"), which the parties acknowledge became a Final Order at the close of business on October 3, 2005; and

WHEREAS, the FCC required filing of an application for renewal of license (File No. BR-20051003CWA) prior to the final of the FCC Grant.

NOW, THEREFORE, for good and valuable consideration, the receipt of which hereby is acknowledged, the parties, intending to be legally bound, agree as follows:

1. Section 2.1 is amended as follows:

"2.1 Purchase Price.  In consideration of Seller's performance of this Agreement, the total purchase price (the "Purchase Price") to be paid by Buyer for the assets shall be Six Hundred and Seventy-Five Thousand Dollars (US$675,000.00), as adjusted pursuant to Section 3, hereto, to be paid as follows:

(a)  Buyer placed into escrow the sum of Fifty Thousand Dollars ($50,000.00) (the "Deposit"), which sum was held in escrow by Dan J. Alpert, as escrow agent for the transaction, which was released to Seller on October 21, 2005.

(b) On the Closing Date, the balance of the Purchase Price shall be paid, by cash, certified check, or same day wire delivery of funds."

2. Section 9.1 of the APA is amended as follows:

"9.1 Closing.   The parties agree that Closing shall be delayed pending grant of the pending application for renewal of license (FCC Form 303-S).  The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place within five (5) business days after the date the application for renewal of license (File No. BR-20051003CWA is granted."

3. Section 16.3 is amended as follows:

"16.3 Buyer recognizes that if the transaction contemplated by this Agreement is not timely consummated, and such failure is not caused by actions of Seller, Seller would be entitled to compensation, the extent of which is extremely difficult and impractical to ascertain.  To avoid this problem, the parties agree that if this Agreement is not timely consummated (time being of the essence) for any reason except due to the fault of Seller, Seller shall be entitled to receive as liquidated damages the Deposit, including all interest earned thereon.  The parties agree that such amount shall constitute liquidated damages and shall be in lieu of any other remedies to which Seller might otherwise be entitled due to Buyer's wrongful failure to timely consummate the transaction contemplated by this Agreement.  Buyer and Seller acknowledge and agree that liquidated damage amount is reasonable in light of the anticipated harm which will be caused by Buyer's failure to consummate this Agreement, the difficulty of proof of loss, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transaction to be consummated hereunder."

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and executed by their proper individuals or officers thereunto duly authorized as of the day and year first above written.

SELLER:

AM RADIO 1370, INC.

By: /s/  E. Morgan Skinner, Jr.

E. Morgan Skinner, Jr.

President

BUYER:

BROADCASTING CORPORATION OF AMERICA

By: /s/  Nathan W. Drage

Nathan W. Drage

President